Filed Pursuant to Rule 424(b)(5)

Registration No. 333-181443

Prospectus Supplement

(to Prospectus dated May 21, 2012)

CLEAN DIESEL TECHNOLOGIES, INC.

1,600,000 Shares of Common Stock

Warrants to Purchase up to 800,000 Shares of Common Stock

We are offering 1,600,000 shares of our common stock and warrants to purchase up to 800,000 shares of our common stock (and the shares of common stock issuable from time to time upon exercise of these warrants) pursuant to this prospectus supplement and the accompanying prospectus. The common stock and warrants will be issued separately but can only be purchased together as units in this offering, with each unit consisting of one share of common stock and one half of a five-year warrant that is immediately exercisable to purchase one share of common stock at an exercise price of $1.25 per share. There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national exchanges or other nationally recognized trading system.

Our common stock is listed on the NASDAQ Capital Market under the symbol “CDTI.” On June 26, 2013, the last reported sale price of our shares of common stock was $1.92 per share.

Based on the reported sale price of $2.10 of our common stock on the NASDAQ Capital Market on May 31, 2013, the aggregate market value of our public float, calculated according to General Instruction I.B.6 of Form S-3, is approximately $14.4 million. Under the registration statement to which this prospectus supplement forms a part, we may not sell our securities in a primary offering with a value exceeding one-third of our public float in any 12-month period (unless our public float rises to $75.0 million or more). We have not offered any securities during the 12 calendar months preceding and including the date of this prospectus supplement pursuant to General Instruction I.B.6, and, accordingly, may sell up to $4.8 million in stock and warrants hereunder, including under the over-allotment option described herein.

Dr. Lon Bell, a new director of the Company and noted technologist, has indicated an interest in purchasing $100,000 (or more) of shares of common stock and warrants in this offering at the public offering price. However, Dr. Bell’s indication of interest is not a binding agreement or commitment to purchase, and there is no assurance that he will purchase any shares and warrants in this offering. Any shares and warrants sold to Dr. Bell will be subject to a lock-up agreement as described in this prospectus supplement.

In addition, concurrently with this offering, one of the Company’s principal lenders and largest stockholders, Kanis S.A., will be acquiring $235,000 of shares and warrants and another of its directors, Derek Gray, will be acquiring $100,000 of shares pursuant to Regulation S, which governs certain sales of securities outside the United States. They will have terms and provisions similar to the securities in this offering. Their securities will be subject to restrictions on transfer, which in general will limit resale of the securities into the United States for a period of at least six months. The investment by Kanis S.A. reflects conversion into shares of common stock and warrants of premium and interest due on June 30, 2013, pursuant to loans made to the Company.

Investing in our securities involves a high degree of risk. We refer you to the section entitled “Risk Factors” on page S-7 of this prospectus supplement and on page 2 of the accompanying prospectus and under similar sections in the documents we incorporate by reference into this prospectus.

	Per Share of Common Stock	Per One Half Warrant	Total
Public Offering Price	$1.245	$0.005	$1.25
Underwriting Discounts and Commissions (1)	$0.08715	$0.00035	$0.0875
Proceeds to CDTI (before expenses)	$1.15785	$0.00465	$1.1625

(1)	The underwriter will receive compensation in addition to the underwriting discount and commissions, as set forth in the section entitled “Underwriting” beginning on page S-15 upon the closing of this offering, which consists of five-year compensation warrants entitling the underwriter to purchase 2% of the aggregate number of shares of common stock issued in this offering, including shares issued pursuant to the exercise of the over-allotment option, with an exercise price equal to the exercise price of the warrants sold in this offering. Neither these underwriter compensation warrants nor the common stock issuable upon exercise of these underwriter warrants are covered by this prospectus supplement. We have also agreed to reimburse the underwriter for certain expenses incurred by the underwriter up to an amount not to exceed $75,000.

See the heading entitled “Underwriting” on page S-15 of this prospectus supplement for additional disclosure regarding compensation to the underwriter payable by us.

Delivery of the securities is expected to be made on or about July 3, 2013. We have granted the underwriter an option exercisable one or more times or from time to time, in whole or in part, for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 240,000 shares of our common stock and/or up to an additional 120,000 warrants from us at the public offering price for each security, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriter exercises this option in full, the total underwriting discounts and commissions payable by us will be $161,000 and the total proceeds to us, before expenses, will be $2,139,000. See “Underwriting” for additional information regarding underwriting compensation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Roth Capital Partners

Prospectus Supplement dated June 28, 2013

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process and consists of two parts. The first part is this prospectus supplement, which describes the terms of the securities being offered by us and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents identified under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our securities. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Unless otherwise indicated or the context otherwise requires, references to “Clean Diesel Technologies,” “Clean Diesel,” “CDTI,” the “Company,” “we,” “our” or “us,” unless the context otherwise requires, refer to Clean Diesel Technologies, Inc.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information contained elsewhere in this prospectus supplement or incorporated by reference herein. This summary does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the risks related to our business and investing in our securities discussed under “Risk Factors” beginning on page S-7 and the other information and documents incorporated by reference into this prospectus supplement, including our consolidated financial statements and related notes thereto.

Overview

We are a leading technology-focused, global manufacturer and distributor of light duty vehicle and heavy duty diesel emissions control systems and products to major automakers, integrators and retrofitters. We have over 30 years of experience in the heavy duty diesel systems market and proven technical and manufacturing competence in the light duty vehicle catalyst market meeting auto makers’ stringent requirements. Our business is driven by increasingly stringent global emission standards for internal combustion engines, which are major sources of a variety of harmful pollutants.

We operate in two primary divisions: our Catalyst division and our Heavy Duty Diesel Systems division.

Catalyst: Our Catalyst division produces catalyst formulations to reduce emissions from gasoline, diesel and natural gas combustion engines. Most catalytic systems require significant amounts of platinum, a very expensive metal, to operate efficiently. Using our proprietary mixed-phase catalyst, or MPC®, technology, we have developed a family of unique high-performance catalysts, featuring inexpensive base-metals with low or even no platinum content. We believe our catalytic solutions provide superior performance at lower prices for our technology-driven, price-sensitive automotive industry customers. Our technical and manufacturing capabilities are designed to meet auto makers’ most stringent requirements. Since 1996, we have supplied over ten million parts to light duty vehicle customers. Our Catalyst division also provides catalyst formulations for our Heavy Duty Diesel Systems division.

Globally, the emission control catalyst market is estimated to reach $7.7 billion by 2017, from approximately $7 billion today, according to a report issued by Global Industry Analysts, Inc. in 2012. We expect growth in this division to be driven by increased sales to existing customers, including Honda, new original equipment manufacturer, or OEM, and aftermarket customers and internally to our Heavy Duty Diesel Systems division. We also plan to expand into new end markets that require emission reducing or low-platinum group metal and zero-platinum group metal- based technologies.

Heavy Duty Diesel Systems: Our Heavy Duty Diesel Systems division specializes in the design and manufacture of verified exhaust emissions control solutions. This division offers a full range of products for the verified retrofit and non-retrofit OEM and aftermarket markets through its distribution/dealer network and direct sales. Our Purifilter®, Purifier™, Combifilter®, Cattrap® and Actifilter™ products, along with our catalyst technologies, are used to reduce exhaust emissions created by on-road, off-road and stationary diesel, and alternative fuel engines including propane and natural gas. We also provide Platinum Plus® fuel-borne catalyst technology, ARIS® airless return flow system technology and exhaust gas recirculation with selective catalyst reduction technologies. We believe we offer one of the industry’s most comprehensive portfolios of emission controls systems for use in engine retrofit programs that have been evaluated and verified as compliant with applicable regulations by the U.S. Environmental Protection Agency (the “EPA”) and the California Air Resources Board (the “CARB”), as well as by regulators in several European countries.

Sales of emission control systems by our Heavy Duty Diesel Systems division are driven by the regulation of diesel emissions, particularly in the State of California. The EPA estimated in a 2010 report that more than 11 million diesel engines operating today do not meet its new clean diesel standards, yet the engines can operate for 20 to 30 years. In California, government mandates could lead to the long-term retrofitting of nearly one million diesel vehicles at an estimated cost of over $2 billion, according to a 2010 CARB report.

We are headquartered, in Ventura, California and have operations in the United States, Canada, France, Japan and Sweden. We also have a European joint venture and an Asian investment. Our proprietary catalyst products are manufactured at our facility in Oxnard, California and our heavy duty diesel systems and products are manufactured at our facilities in Reno, Nevada; Thornhill, Canada; and Malmö, Sweden.

Recent Developments

Our board of directors and management team have conducted a strategic review of our business and determined to pursue aggressive development of our unique materials science platform, which we view as the most likely path to enhance growth and improve shareholder value over the long-term. The new strategy is intended to build on recent initiatives and announcements, including an increased focus on patenting our proprietary low- and zero-platinum catalyst technologies, the implementation of a joint venture with the Pirelli Group to market our combined catalogue of emission-related products in Europe, and the appointment to our board of directors of Dr. Lon Bell, a noted technologist with significant product commercialization experience. We intend to pursue additional licensing and partnership arrangements to accelerate the commercialization of our patented and proprietary materials technology and reduce our need for additional, significant capital expenditures to expand our manufacturing platform. Based on our strategic review, we have defined our near-term strategic priorities as follows:

•	Explore strategic options to maximize the value of our existing manufacturing assets and business;

•	Focus our research and development efforts on technology development, patent protection and commercialization of advanced platinum group metal and zero-platinum group metal technologies;

•	Aggressively build our patent portfolio to maintain and protect our technology leadership position;

•	Develop and qualify emission catalysts for OEMs and partners;

•	Seek customers or partners for core emission control technology via licensing, joint venture or manufacturing agreements; and

•	Pursue new end markets, including fuel cells, petro-chemicals and thermo-electrics.

There can be no assurance that any of our strategic priorities will be implemented or that, if implemented, they will be successful. See “Risk Factors.”

In addition, one of the Company’s principal lenders and largest shareholders, Kanis, S.A., has a premium and interest payment due on June 30, 2013 in the amount of $235,000. The lender has agreed to payment in cash or by issuance of shares of common stock and warrants on similar terms as the shares of common stock and warrants in this offering, at the option of the Company, in satisfaction of this obligation.

For our second quarter of 2013, we expect that improved margins and lower operating expenses will result in profitability comparable to our second quarter of last year, despite the fact that revenues will be lower. Revenues in the second quarter of last year were benefited by several large retrofit projects that have since been fulfilled.

Company Information

Our principal executive offices are located at 4567 Telephone Road, Suite 100, Ventura, California, 93003 and our telephone number at that location is (805) 639-9458. We maintain an Internet website at www.cdti.com, and information regarding Catalytic Solutions, Inc. (“CSI”)’s operations may be found at www.catsolns.com. Information contained in or accessible through either of these websites does not constitute part of this prospectus supplement.

The Offering

Issuer	Clean Diesel Technologies, Inc.

Common stock offered	1,600,000 shares, plus 800,000 shares of our common stock underlying the warrants offered pursuant to this offering.

Warrants offered	Each share of common stock is being sold together with one half of a warrant to purchase one share of common stock at an exercise price of $1.25 per share. The warrants are immediately exercisable and will expire five years from the date of issuance. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the warrants. There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange or other nationally recognized trading system. See “Description of Securities” on page S-13.

Over-allotment option	Up to an additional 240,000 shares of common stock and/or up to an additional 120,000 warrants.

Common stock to be outstanding immediately following this offering (1)	9,145,416 shares, or 9,945,416 shares of our common stock if the warrants offered pursuant to this offering are exercised in full.

Use of proceeds	We estimate that the net proceeds from the sale of our securities in this offering will be approximately $1.5 million (or approximately $1.8 million if the over-allotment option we have granted to the underwriter is exercised in full), after deducting underwriting discounts, commissions and expense reimbursements and our estimated expenses related to this offering.

We intend to use our net proceeds from this offering for general corporate purposes, which may include working capital, general and administrative expenses, capital expenditures and implementation of our strategic priorities. See “Use of Proceeds” on page S-9.

Underwriter’s compensation warrants	The Company shall also issue to the underwriter, upon the closing of this offering, compensation warrants entitling the underwriter to purchase 2% of the aggregate number of shares of common stock issued in this offering, including shares issued pursuant to the exercise of the over-allotment option. The underwriter compensation warrants will have a term of five years and may be exercised on a cashless basis. The underwriter warrants are exercisable commencing 180 days after the date of this prospectus supplement.

Risk factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

NASDAQ Capital Market ticker symbol	CDTI.

(1)	The number of shares outstanding immediately following the offering is based on 7,303,069 shares of common stock outstanding as of March 31, 2013 and excludes as of such date unless otherwise noted:

•	785,986 shares of common stock subject to outstanding options with a weighted average exercise price of $7.81 per share;

•	370,850 shares subject to unvested restricted stock units with a weighted average grant date fair value of $2.94 per share;

•	923,090 shares of common stock issuable upon exercise of outstanding warrants (which does not include the warrants offered hereby) at an average weighted exercise price of $7.77 per share;

•	250,000 shares of common stock potentially issuable upon the conversion of convertible notes;

•	301,796 shares reserved for future issuance under our equity incentive plan;

•	the shares of common stock issuable upon the exercise of the warrants offered hereby; and

•	the shares of common stock issuable upon exercise of the underwriter’s compensation warrant.

Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriter of its over-allotment option.

Summary Consolidated Financial Data

The following table sets forth our summary consolidated financial data for the periods indicated. We have derived our summary consolidated statement of operations data for the years ended December 31, 2011 and 2012 and summary consolidated balance sheet data as of December 31, 2012 from our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2012 and incorporated by reference in this prospectus supplement. The summary consolidated statement of operations data presented below for the three-month periods ended March 31, 2012 and 2013, and summary consolidated balance sheet data as of March 31, 2013, have been derived from our unaudited financial statements, which include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information presented. The results for the three months ended March 31, 2013 are not necessarily indicative of the results to be expected for the entire fiscal year. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes incorporated by reference into this prospectus supplement. Our historical results are not necessarily indicative of the results to be expected in any future period.

Consolidated Statement of Operations Data (in thousands, except per share data):

	Year Ended December 31,		Three Months Ended March 31,
	2011	2012	2012	2013
Revenue	$61,607	$60,537	$16,999	$13,307
Cost of revenue	44,023	45,816	13,062	10,195
Net loss from continuing operations (1)	(7,220)	(9,694)	(2,738)	(2,138)
Net loss per share:
Net loss from continuing operations per share	(1.30)	(1.34)	(0.38)	(0.29)
Net loss per share	(1.31)	(1.34)	(0.39)	(0.29)

Consolidated Balance Sheet Data (in thousands):

	As of December 31, 2012	As of March 31, 2013
Cash	$6,878	$4,583
Working capital	7,082	1,831
Indebtedness	13,054	12,741
Stockholders’ equity	11,446	8,875

(1)	On October 1, 2009, the Company sold all significant assets of Applied Utility Systems, Inc., a provider of solutions for the clean and efficient utilization of fossil fuels, for cash and contingent consideration, which has not yet been earned and will not be paid. The (loss) income, net of tax, of the remaining assets is presented as discontinued operations.

RISK FACTORS

You should carefully consider the risk factors set forth below, under the caption “Risk Factors” in the accompanying prospectus and under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties that we are unaware of or that we believe are not material at the time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our common stock could decline, and you could lose all or part of your investment. See also the information contained under the heading “Cautionary Statement Regarding Forward-Looking Statements” immediately below.

We cannot assure you that we will be successful in realigning our strategic path.

Our board of directors and management team have conducted a strategic review of our business and determined to pursue aggressive development of our unique materials science platform. We intend to pursue additional licensing and partnership arrangements to commercialize our patented and proprietary materials technologies and reduce our need for additional, significant capital expenditures to expand our manufacturing platform. Based on our strategic review, we have defined our near term strategic priorities as follows:

•	explore strategic options to maximize the value of our existing manufacturing assets and business;

•	focus our research and development efforts on technology development, patent protection and commercialization of advanced platinum group metal and zero-platinum group metal technologies;

•	aggressively build our patent portfolio to maintain and protect our technology leadership position;

•	develop and qualify emission catalysts for OEMs and partners;

•	seek customers or partners for core emission control technology via licensing, joint venture or manufacturing agreements; and

•	pursue new end markets, including fuel cells, petro-chemicals and thermo-electrics.

We cannot assure you that these efforts will be successful and, if they are, that they will have the intended effect of increasing profitability. We may not be able to implement these strategies for a number of reasons, including, but not limited to:

•	unforeseen costs and delays;

•	unexpected legal, regulatory, or administrative hurdles; and

•	the inability to:

•	obtain additional capital to pursue such strategies on favorable terms or at all;

•	protect our intellectual property;

•	secure viable alternatives to maximize the value of our manufacturing assets and business;

•	develop products that meet or exceed the qualification standards of OEMs and partners;

•	find suitable third parties with whom to enter into licensing or partnering arrangements or invest in our business;

•	create innovative products and technologies that provide value to our customers; and

•	compete successfully or enter new markets.

In addition, in attempting to execute these strategies, we may harm our relationships with customers, suppliers, employees or other third parties, any of which could be significant. Moreover, the process of exploring, financing, and realigning our strategic path may be disruptive to our business. While we believe the pursuit of these strategies will have a positive effect on our profitability in the long-term, there is no assurance that this will be the case. If we are not successful in our efforts to carry out these strategies, our business, financial condition, and results of operation may be adversely affected.

There has been and may continue to be significant volatility in the volume and price of our common stock on the NASDAQ Capital Market.

The market price of our common stock has been and may continue to be highly volatile. Factors, including announcements of new business initiatives, technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operations results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market volume and price of our stock. Unusual trading volume in our shares occurs from time to time.

We have not paid and do not intend to pay dividends on shares of our common stock. Investors in this offering may never obtain a return on their investment.

We have not paid dividends on our common stock since inception, and do not intend to pay any dividends to our stockholders in the foreseeable future. We intend to reinvest earnings, if any, in the development and expansion of our business. Accordingly, you will need to rely on sales of your common stock after price appreciation, which may never occur, in order to realize a return on your investment.

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

Our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, prospects, financial condition, operating results and cash flow.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the public offering price per share of common stock is expected to be substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $1.245 per share and $0.01 per warrant, if you purchase shares of common stock and warrants in this offering, you will suffer immediate and substantial dilution of approximately $1.19 per share in the net tangible book value of the common stock you acquire. In the event that you exercise your warrants, you will experience additional dilution to the extent that the exercise price of those warrants is higher than the book value per share of our common stock.

Anti-takeover provisions could negatively impact our stockholders.

Provisions of Delaware law and provisions of our restated certificate of incorporation, as amended, and by-laws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. Additionally, our restated certificate of incorporation, as amended, authorizes our board of directors to issue series of preferred stock and such preferred stock could be issued as a defensive measure in response to a takeover proposal. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our stockholders.

There is no public market for the warrants to purchase common stock in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

Holders of our warrants will have no rights as a common stockholder until such holders exercise their warrants and acquire our common stock.

Until holders of the warrants acquire shares of our common stock upon exercise of the warrants, holders of the warrants will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the information incorporated by reference in this prospectus supplement include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Without limiting the foregoing, the words “may,” “believe,” “may,” “could,” “might,” “possible,” “potential,” “project,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” “approximate,” “contemplate” or “continue” “target,” “goal” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. All forward-looking statements included in this prospectus supplement are based on information available to us up to, and including, the date of this document, and we assume no obligation to update any such forward-looking statements to reflect events or circumstances that arise after the date hereof. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain important factors, including those contained in or incorporated by reference into this prospectus supplement. You should carefully review those factors and also carefully review the risks outlined in other documents that we file from time to time with the SEC.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of our common stock and warrants to purchase shares of common stock in this offering will be approximately $1.5 million (or approximately $1.8 million if the over-allotment option to purchase additional shares of common stock and/or warrants to purchase shares of common stock we have granted to the underwriter is exercised in full), after deducting estimated underwriting discounts and commissions and our estimated expenses related to this offering. We intend to use the net proceeds from this offering for general corporate purposes, which may include working capital, general and administrative expenses, capital expenditures and implementation of our strategic priorities. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our current business, although we have no present commitments or agreements for any such transactions. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest bearing, investment-grade marketable securities or money market obligations.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated capitalization as of March 31, 2013 (i) on an actual basis, and (ii) on an as adjusted basis to give effect to the issuance of the securities offered hereby and the acquisition of shares and warrants by Kanis S.A. and shares by Derek Gray pursuant to Regulation S, in each case assuming no exercise of the warrants.

You should read the following table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

	As of March 31, 2013
	Actual	As Adjusted (1)
	(In thousands)
Cash	$4,583	$6,193
Borrowings
Line of credit	5,100	5,100
6% shareholder note due 2015	1,700	1,600
8% subordinated convertible shareholder notes due 2016	3,000	3,000
8% shareholder note due 2015	2,900	2,900
Total borrowings	12,700	12,600
Stockholders’ equity
Preferred stock, par value $0.01 per share: authorized 100,000; no shares issued and outstanding	0	0
Common stock, par value $0.01 per share: authorized 24,000,000; 7,303,069 shares issued and outstanding	73	92
Additional paid-in capital	186,269	188,095
Accumulated other comprehensive loss	(705)	(705)
Accumulated deficit	(176,762)	(176,762)
Total stockholders’ equity	8,875	10,720
Total capitalization	$26,158	$29,513 (2)

(1)	Assumes that 1,600,000 shares of our common stock and warrants to purchase 800,000 shares of common stock are sold in this offering at $1.245 per share and $0.01 per warrant and that the net proceeds thereof are approximately $1.5 million after deducting underwriting discounts and commissions and our estimated expenses.
(2)	Assuming the exercise of all of the warrants issued in this offering and the warrants issued to Kanis S.A. pursuant to Regulation S, total capitalization would increase by $2.2 million, resulting in total capitalization of $31.7 million, on an as adjusted basis.

DILUTION

If you invest in our common stock and warrants, your ownership interest will be diluted to the extent of the difference between the public offering price per share of common stock that you pay and the as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in the as adjusted net tangible book value per share represents the difference between the amount per share of common stock paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after the consummation of this offering.

As of March 31, 2013, our historical net tangible book value was approximately $(1.3) million, or $(0.17) per share. After giving effect to this offering and the receipt of $1.5 million of estimated net proceeds from this offering, and the acquisition of shares and warrants by Kanis S.A. and shares by Derek Gray pursuant to Regulation S, our as adjusted net tangible book value as of March 31, 2013 would have been approximately $0.6 million, or approximately $.06 per share. This represents an immediate increase in net tangible book value of $0.23 per share to existing stockholders and an immediate and substantial dilution in net tangible book value of $1.19 per share to new investors participating in this offering. The following table illustrates this per share dilution:

Public offering price per share of common stock	$1.245
Public offering price per warrant	$0.01
Historical net tangible book value per share as of March 31, 2013	$(0.17)
Increase in net tangible book value per share attributable to this offering	$0.23
Adjusted net tangible book value per share after giving effect to this offering	$0.06
Dilution per share to new investors	$1.19

The discussion and table above exclude, as of March 31, 2013 unless otherwise noted:

•	785,986 shares of common stock issuable upon the exercise of options outstanding with a weighted average exercise price of $7.81 per share;

•	923,090 shares of common stock issuable upon the exercise of warrants outstanding with a weighted average exercise price of $7.77 per share;

•	370,850 shares subject to unvested restricted stock units with a weighted average grant date fair value of $2.94 per share;

•	250,000 shares of common stock potentially issuable upon the conversion of convertible notes;

•	301,796 shares of common stock reserved for future issuance under our Stock Incentive Plan; and

•	shares of common stock issuable upon exercise of the underwriter’s compensation warrant.

Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriter of its over-allotment option.

MARKET PRICE AND DIVIDEND INFORMATION

Market Information

Our common stock is traded on the NASDAQ Capital Market under the symbol “CDTI.” For a twenty-trading day period immediately following the completion of our business combination with CSI and the one-for-six reverse stock split, both of which took effect October 15, 2010, it temporarily traded under the symbol “CDTID” in accordance with NASDAQ’s rules.

The following table sets forth the high and low trading prices of our common stock on the NASDAQ Capital Market for each of the periods listed. Prices indicated below with respect to our share price include inter-dealer prices, without retail mark up, mark down or commission and may not necessarily represent actual transactions.

	NASDAQ Capital Market
	High	Low
2011
1st Quarter	$11.69	$5.16
2nd Quarter	$11.20	$3.61
3rd Quarter	$8.00	$2.16
4th Quarter	$4.54	$1.50
2012
1st Quarter	$5.28	$2.69
2nd Quarter	$4.20	$1.93
3rd Quarter	$3.35	$2.0
4th Quarter	$3.04	$2.0
2013
1st Quarter	$3.05	$2.10
2nd Quarter (through June 26, 2013)	$2.27	$1.88

On June 26, 2013, the last reported sale price for our common stock as quoted on the NASDAQ Capital Market was $1.92 per share.

Holders

At June 20, 2013, there were 287 holders of record of our common stock, which excludes stockholders whose shares were held by brokerage firms, depositories and other institutional firms in “street name” for their customers.

Dividends

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements and such other factors as our board of directors deems relevant. In addition, our credit facility restricts our ability to pay dividends.

DESCRIPTION OF SECURITIES

In this offering, we are offering units, consisting of 1,600,000 shares of common stock and warrants to purchase up to 800,000 shares of common stock. Each unit consists of one share of common stock and one half of a five-year warrant that is immediately exercisable to purchase one share of common stock at an exercise price of $1.25 per share. The shares of common stock and warrants will be issued separately but can only be purchased together in this offering. This prospectus supplement also relates to the offering of shares of our common stock upon exercise, if any, of the warrants.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Common Stock” starting on page 4 of the accompanying prospectus.

Warrants

The material terms and provisions of the warrants being issued in this offering are summarized below. The following description is subject to, and qualified in its entirety by, the form of warrant, which will be filed as an exhibit to a Current Report on Form 8-K to be filed by us with the SEC in connection with this offering. You should review a copy of the form of warrant for a complete description of the terms and conditions applicable to the warrants.

Exercisability

The warrants will be exercisable commencing on the closing date of the offering and may be exercised until the date that is five years from such date of issuance. Holders may exercise their warrants to purchase shares of our common stock on or before the expiration date by delivering (i) an exercise form, appropriately completed and duly signed, and (ii) payment of the aggregate exercise price by wire transfer or cashier’s check drawn on a United States bank (unless the cashless exercise procedure is available), for the number of shares with respect to which the warrant is being exercised. Warrants may be exercised in whole or in part, but only for full shares of common stock.

The number of shares of common stock that may be acquired by any holder upon any exercise of the warrants will be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not exceed 4.99% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise), which we refer to as the beneficial ownership limitation. The holder may elect to change this beneficial ownership limitation from 4.99% to any amount up to 9.99% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise) upon providing us with not less than 61 days’ prior written notice.

Exercise Price

The exercise price of common stock purchasable upon exercise of the warrants is $1.25 per share. The exercise price is subject to adjustment in the event of: (i) stock dividends and distributions; (ii) stock splits; (iii) stock combinations or reclassifications; and (iv) similar events affecting our common stock. The exercise price is subject to full rachet adjustment in the event of (i) issuances of equity securities for a consideration per share less than the exercise price of the warrants, subject to certain exceptions; and (ii) changes in the purchase or conversion price of securities convertible, exercisable or exchangeable for common stock.

In the event we issue rights, options or warrants to purchase or subscribe for any security, or we distribute evidences of our indebtedness or assets (including cash and cash dividends), to all holders of our common stock (and not the warrant holders) at any time prior to the expiration date of the warrants, then upon any exercise of the warrants after the record date for the determination of the stockholders entitled to receive such rights, options or warrants, or such evidences of indebtedness or assets, the warrant holder shall be entitled to receive, in addition to the shares of our common stock issuable upon such exercise, the rights, options or warrants, or evidences of indebtedness or assets that such holder would have been entitled to receive in respect of such shares of our common stock had the holder been the record holder of such shares as of such record date. We will make such distribution of rights, options or warrants, or evidences of indebtedness or assets whenever any such exercise is made.

Manner of Exercise

Holders may exercise their warrants to purchase shares of our common stock on or before the expiration date by delivering (i) an exercise form, appropriately completed and duly signed, and (ii) if cashless exercise is not available, payment of the aggregate exercise price by wire transfer or cashier’s check drawn on a United States bank, for the number of shares with respect to which the warrant is being exercised. We provide certain buy-in rights to a holder and may be subject to liquidated damages if we fail to deliver the shares of common stock underlying the warrants within three trading days after the latest of (a) delivery of the warrant exercise notice form, (b) surrender of the warrant, and (c) payment of the exercise price (the “Warrant Share Delivery Date”). The buy-in rights apply if after the Warrant Share Delivery Date, the holder purchases (in an open market transaction or otherwise) shares of our common stock to deliver in satisfaction of a sale by the holder of the shares that the holder anticipated receiving from us upon exercise of the warrant. In such event, at the election of the holder, we will:

•

pay in cash to the holder the amount equal to the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificates (and to issue such warrant shares shall terminate); or

•

or promptly deliver to the holder the warrant shares and pay cash to the holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (a) such number of shares of common stock, times (b) the volume weighted average price for the shares of our common stock on a national securities exchange or alternative method of determining the market value of our common stock if our common stock is not then traded on a national securities exchange (the “Trading Price”) on the date of exercise.

In addition, if the Company fails for any reason to deliver to the holder the warrant shares by the Warrant Delivery Date, the Company shall pay to the holder, for each $1,000 of warrant shares subject to such exercise (based on the Trading Price on the date of notice of exercise), $10 per trading day (increasing to $20 per trading day on the fifth trading day after such damages begin to accrue) for each trading day after such Warrant Delivery Date until such shares are delivered or the holder rescinds such exercise.

If the holder desires to exercise its warrant and sell the shares issuable upon exercise of its warrant and there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of the shares of common stock underlying the warrants to the holder and such shares are not then registered for resale by the holder into the market at market prices from time to time on an effective registration statement for use on a continuous basis (or the prospectus contained therein is not available for use), in lieu of exercising its warrant by payment of a wire transfer or cashier’s check, the holder may elect to receive shares equal to the value of such holder’s warrant by delivering a properly endorsed exercise form. The number of shares to be issued would be determined by a formula based on the total number of shares with respect to which the warrant is being exercised, the Trading Price on the day immediately prior to the date of exercise and the applicable exercise price of the warrants.

The shares of common stock issuable on exercise of the warrants will be, when issued and paid for in accordance with the warrants, duly authorized, validly issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

Fundamental Transaction

If, at any time while the warrants are outstanding, (1) we consolidate or merge with or into another entity in which the Company is not the surviving entity or the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the outstanding voting securities of the surviving entity, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, provided, however, that the sale by the Company of any manufacturing segment, product line or division shall not be deemed to be a sale of substantially all of its assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which all or substantially all of the holders of our common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding common stock or (4) we effect any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our common stock is converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of common stock) (each, a “Fundamental Transaction”), then upon any subsequent exercise of the warrants, the holders thereof will have the right to receive the same amount and kind of securities, as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction, and the exercise price of the warrant shall be appropriately adjusted; provided, however, that in the event of a Fundamental Transaction other than one in which the successor entity is a publicly traded corporation whose stock is listed or quoted for trading on the New York Stock Exchange, NASDAQ markets, NYSE Amex or the OTC Bulletin Board and results in the warrants being exercisable for publicly traded common stock of such successor entity, we or any successor entity will, at the holder’s option, purchase the unexercised portion of the warrant from the holder in cash. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with these provisions and insuring the warrant (or any replacement security) is appropriately adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

Delivery of Warrant Shares

Upon the holder’s exercise of a warrant, we will promptly, but in no event later than the Warrant Share Delivery Date, issue and deliver the shares electronically through DTC through its Deposit or Withdrawal at Custodian system (DWAC) if we are then a participant in such system and either there is an effective registration statement permitting the issuance of the shares issuable upon exercise of the warrant or the warrant is being exercised by cashless exercise; otherwise, we will issue and deliver, or cause to be issued and delivered, a certificate for the shares of common stock issuable upon exercise of the warrant.

Notice of Corporate Action

We will provide prior notice to holders of the warrants in advance of certain record or effective dates (as specified below) in connection with the following corporate events, to provide the holders of the warrants with the opportunity to exercise their warrants and hold common stock:

•	if the exercise price of the warrants is adjusted;

•	if we declare a dividend on or a redemption of common stock;

•	if we authorize the granting to all holders of our common stock rights, options or warrants to subscribe for or purchase any security;

•

if the approval of any of our stockholders shall be required in connection with any reclassification of our common stock, any consolidation or merger to which our company is a party, any sale or transfer of all or substantially all of our assets, or any compulsory share exchange whereby our common stock is converted into other securities, cash or property; or

•	if we authorize the voluntary or involuntary liquidation or winding up of the affairs of the Company,

then, in each case, the holders of the warrants will be mailed a notice stating:

•

the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights, options or warrants, or if a record is not to be taken, the date as of which the holders of our common stock of record to be entitled to such dividend, distributions, redemption, rights, options or warrants are to be determined; or

•

the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of record of our common stock will be entitled to exchange their shares of common stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange.

Transferability

Subject to compliance with any applicable securities laws, the warrants may be transferred independent of the common stock they were issued with at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares shall be issued upon the exercise of the warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we will either (i) pay a cash adjustment in respect of such final fraction in an amount equal to such faction multiplied by the exercise price or (ii) round up to the nearest whole share.

Exchange Listing

There is no established public trading market for the warrants, and we do not expect a market to develop. We do not intend to apply to list the warrants on the NASDAQ Capital Market or any other securities exchange. Without an active market, the liquidity of the warrants will be limited. In addition, in the event our common stock price does not exceed the per share exercise price of the warrants during the period when the warrants are exercisable, the warrants will not have any value.

Rights as a Stockholder

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Warrants Received by Underwriter as Compensation

The Company shall issue to the underwriter, upon the closing of the offering, compensation warrants entitling the underwriter to purchase 2% of the aggregate number of shares of common stock issued in the offering, including shares issued pursuant to the exercise of the over-allotment option. Each underwriter warrant will have a term of five years from June 28, 2013, and may be exercised on a cashless basis. The underwriter warrants are exercisable commencing 180 days after the date of this prospectus supplement. Each holder of an underwriter warrant may not exercise any portion of the warrant if the holder would beneficially own in excess of 9.99% of the shares of our common stock outstanding immediately after giving effect to such exercise.

The underwriter warrants and the shares of our common stock underlying such warrants are deemed to be underwriting compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). The underwriter (or permitted assignee under the rule) may not sell, transfer, assign, pledge or hypothecate its warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the underwriter warrants or the underlying securities for a period of 180 days from the date of this prospectus supplement, except to any FINRA member participating in the offering and their bona fide officers or partners.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC with respect to the shares of common stock and the warrants being offered hereby. Subject to certain conditions, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us 1,600,000 shares of common stock and warrants to purchase up to 800,000 shares of common stock. The common stock and warrants will be sold as units, with each unit consisting of one share of common stock and one half of a five-year warrant that is immediately exercisable to purchase one share of common stock at an exercise price of $1.25 per share.

Underwriter	Number of Shares of Common Stock	Number of Warrants
Roth Capital Partners, LLC	1,600,000	800,000

The underwriter is offering the shares of common stock and warrants subject to its acceptance of the shares of common stock and warrants from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriter to pay for and accept delivery of the shares of common stock and warrants offered by this prospectus supplement and the accompanying prospectus is subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of common stock and warrants if any such shares of common stock and warrants are taken. However, the underwriter is not required to take or pay for the shares of common stock and warrants covered by the underwriter’s over-allotment option described below.

Over-Allotment Option

If the underwriter sells more shares of common stock and warrants than the above number, the underwriter has an option for 30 days from the date of this prospectus supplement to buy up to an additional 240,000 shares of our common stock and/or an additional 120,000 warrants from us at the public offering price, less the underwriting discounts and commissions, to cover these sales. The underwriter may exercise this option at any time or from time to time, in whole or in part, within 30 days after the date of this prospectus supplement.

Discounts, Commissions and Expenses

The underwriter has advised us that they propose to offer the shares of common stock and warrants to the public at the initial public offering price per share of common stock and per warrant set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.043575 per share of common stock and $0.00035 per warrant. After this offering, the initial public offering price and the concession to dealers may be changed by the underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement. The shares of common stock and warrants are offered by the underwriter as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriter has informed us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

The following table shows the underwriting discounts and commissions payable to the underwriter by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option to purchase additional shares of common stock and/or warrants we have granted to the underwriter).

	Per Share of Common Stock		Per Warrant		Total	Total
	Without Over-allotment Option	With Over-allotment Option	Without Over-allotment Option	With Over-allotment Option	Without Over-allotment Option	With Over-allotment Option

Public offering price	$1.245	$1.245	$0.01	$0.01	$2,000,000	$2,300,000

Underwriting discounts and commissions payable by us	$0.08715	$0.08715	$0.0007	$0.0007	$140,000	$161,000

We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $350,000. We have agreed to reimburse the underwriter for certain out-of-pocket expenses not to exceed $75,000.

Underwriter Compensation Warrants

The Company shall issue to the underwriter, upon the closing of the offering, underwriter warrants equal in number to 2% of the aggregate number of shares of common stock issued under the offering, including shares issued pursuant to the exercise of the over-allotment option. Each underwriter warrant will have a term of five years from June 28, 2013 and may be exercised on a cashless basis. The underwriter warrants will have an exercise price equal to the exercise price of the warrants sold in this offering. The underwriter warrants are exercisable commencing 180 days after the date of this prospectus supplement. The underwriter warrants are not redeemable by us.

The underwriter warrants and the shares of our common stock underlying such warrants are deemed to be underwriting compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). The underwriter (or permitted assignee under the rule) may not sell, transfer, assign, pledge or hypothecate the underwriter warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the underwriter warrants or the underlying securities for a period of 180 days from the date of this prospectus supplement, except to any FINRA member participating in the offering and their bona fide officers or partners.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-Ups/Restrictions on Future Sales

We have agreed not to (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock, or (iii) file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, without the prior written consent of the underwriter for a period of 60 days, subject to an 18 day extension under certain circumstances, following the date of the underwriting agreement. This consent may be given at any time without public notice. These restrictions on future issuances are subject to exceptions for (i) the issuance of securities sold in this offering, (ii) the issuance of shares of our common stock upon the exercise of options, warrants, or other convertible securities disclosed in this prospectus supplement or upon the exercise of the warrants offered hereby or the underwriter compensation warrant, (iii) the issuance of employee stock options and the grant of restricted stock awards or restricted stock units (or the delivery of shares of common stock upon settlement thereof) pursuant to our equity incentive plan and (iv) the issuance of $235,000 and $100,000 of shares and warrants to Kanis S.A. and shares to Derek Gray, respectively, pursuant to Regulation S as described herein.

We have also agreed that we will not sell any shares of our common stock pursuant to the Purchase Agreement dated as of October 7, 2011 by and among the Company and Lincoln Park Capital Fund LLC for a period of 90 days.

In addition, each of our directors and executive officers entered into lock up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons (or entities), for a period of 90 days after the date of the final prospectus supplement, may not, without the prior written consent of Roth Capital Partners, LLC, on behalf of the underwriters, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (including without limitation, common stock or such other securities which may be deemed to be beneficially owned by such person (or entity) in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise or (iii) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock. Notwithstanding the foregoing, our directors and executive officers may transfer shares of our common stock upon the settlement of restricted stock units solely to cover tax obligations, as a gift, by will or intestacy, or to a family member or trust for the benefit of such family member, provided that each donee or distributee execute and deliver an agreement stating that their shares are subject to the lock-up provisions of this paragraph.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s website or our website and any information contained in any other website maintained by the underwriter or by us is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of our shares of common stock offered hereby is completed, SEC rules may limit the underwriter from bidding for and purchasing our shares of common stock.

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares overallotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. A naked short position occurs if the underwriter sells more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Listing and Transfer Agent

Our common stock is listed on the NASDAQ Capital Market and trades under the symbol “CDTI” The transfer agent of our common stock is American Stock Transfer & Trust Company, LLC.

There is no established public trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange. The Company will act as warrant agent with respect to the warrants offered hereby.

Affiliations

The underwriter and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees. Except for services provided in connection with this offering, the underwriter has not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus supplement and we do not expect to retain the underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus supplement.

Selling Restrictions

European Economic Area

This document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the units offered hereby are “securities.”

United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	by the underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The underwriter has represented, warranted and agreed that:

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it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

•	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the shares of common stock and warrants offered hereby will be passed upon for us by Reicker, Pfau, Pyle & McRoy LLP, Santa Barbara, California, and certain other legal matters will be passed upon for us by DLA Piper LLP (US), Phoenix, Arizona. The underwriter has been represented in connection with this offering by Loeb & Loeb LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company as of and for the years ended December 31, 2012 and 2011 have been incorporated by reference in this prospectus supplement in reliance upon the reports of BDO USA, LLP and KPMG LLP, respectively, independent registered public accounting firms, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

Upon request, we will provide each person to whom this prospectus supplement is delivered a copy of all of the information that has been incorporated by reference in this prospectus supplement or the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus. You may obtain copies of these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

Investor Relations Manager

Clean Diesel Technologies, Inc.

4567 Telephone Road, Suite 100

Ventura, CA 93003

(805) 639-9460

Internet Website: www.cdti.com

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information contained in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will update and supersede this information.

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about us:

•	our Quarterly Report on Form 10-Q for the quarter ending March 31, 2013, which was filed on May 10, 2013;

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our Annual Report on Form 10-K for the year ended December 31, 2012 (including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement for our 2013 annual meeting of stockholders, which was filed on April 5, 2013 and amended on April 23, 2012) filed on March 27, 2013;

•	our Current Reports on Form 8-K filed on February 1, 2013, February 25, 2013, as amended, March 22, 2013, May 28, 2013, June 20, 2013 and June 28, 2013; and

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the description of our Common Stock, $0.01 par value per share, contained in our Registration Statement on Form 8-A filed on September 27, 2007, including any amendments or reports filed for the purpose of updating such description.

In addition, we incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), until the offering of all the securities by this prospectus supplement is completed, including all filings made after the date of this prospectus supplement. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC. These documents are available to you without charge. See “Where You Can Find More Information.”

For purposes of this prospectus supplement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

PROSPECTUS

CLEAN DIESEL TECHNOLOGIES, INC.

$50,000,000

Common Stock

Preferred Stock

Warrants

Units

By this prospectus, we may offer and sell from time to time up to $50,000,000 in total of any combination of the securities described in this prospectus, either individually or in units. We may also offer common stock upon conversion of preferred stock or common stock or preferred stock upon the exercise of warrants. This prospectus provides a general description of securities we may offer. Each time we offer securities, we will provide a prospectus supplement containing more information about the particular offering together with this prospectus. The prospectus supplement also may add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell securities without a prospectus supplement.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a delayed or continuous basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in the applicable prospectus supplement.

Our common stock is listed on the NASDAQ Capital Market under the symbol “CDTI.” On May 11, 2012, the last reported sale price of our common stock was $2.57 per share. Pursuant to General Instruction I.B.6 of Form S-3, as long as the aggregate market value of our common stock held by non-affiliates remains below $75.0 million, we will not, during any 12 calendar month period, sell the securities in a public primary offering with a value exceeding more than one-third of the aggregate market value of our common stock held by non-affiliates. As of March 31, 2012, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $14,420,866, which was calculated based on 5,611,232 shares of outstanding common stock held by non-affiliates and a price per share of $2.57, the last reported sale price per share of our common stock on the NASDAQ Capital Market on May 11, 2012. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

Investing in our securities involves a high degree of risk. We refer you to the section entitled “Risk Factors” on page 2 of this prospectus and in the applicable prospectus supplement and under similar sections in the documents we incorporate by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 21, 2012

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer to sell any one or more or a combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $50,000,000 (or its equivalent based on the applicable exchange rate at the time of the sale in one or more foreign currencies, currency units or composite currencies that we may designate). We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We also may add, update or change in the prospectus supplement any of the information contained in this prospectus. If there is an inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully both this prospectus and the applicable prospectus supplement together with the documents we incorporate by reference into this prospectus as described under the heading “Incorporation of Certain Documents By Reference” before making an investment decision. THIS PROSPECTUS MAY NOT BE USED TO OFFER AND SELL SECURITIES WITHOUT A PROSPECTUS SUPPLEMENT.

The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, provides additional information about the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC public reference room as discussed under the heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate at any date other than the date indicated on the cover page of these documents. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

In this prospectus, references to “Clean Diesel Technologies,” “Clean Diesel,” “CDTI,” the “company,” “we,” “our” or “us,” unless the context otherwise requires, refer to Clean Diesel Technologies, Inc.

ABOUT OUR COMPANY

We are a Delaware corporation formed in 1994 as a wholly-owned subsidiary of Fuel Tech, Inc., a Delaware corporation (formerly known as Fuel-Tech N.V., a Netherlands Antilles limited liability company) (“Fuel Tech”), and were spun off by Fuel Tech in a rights offering in December 1995. Since inception, and as set forth below, we have developed a substantial portfolio of patents and related proprietary rights and extensive technological know-how.

We currently conduct our operations primarily through our wholly-owned subsidiary, Catalytic Solutions, Inc. (“CSI”). CSI is a California corporation formed in 1996 and, through its Heavy Duty Diesel Systems division, has over 30 years of experience in the heavy duty diesel systems market and has proven technical and manufacturing competence in the light duty vehicle catalyst market meeting auto makers’ most stringent requirements. From November 22, 2006 through the Merger, CSI’s common stock was listed on the AIM of the London Stock Exchange (AIM: CTS and CTSU).

We completed a business combination with CSI on October 15, 2010 when our wholly-owned subsidiary, CDTI Merger Sub, Inc., merged with and into CSI. We refer to this transaction as the “Merger.” The Merger was accounted for as a reverse acquisition and, as a result, our company’s (the legal acquirer) consolidated financial statements are now those of CSI (the accounting acquirer), with the assets and liabilities and revenues and expenses of CDTI being included effective from October 15, 2010, the date of the closing of the Merger.

We are headquartered in Ventura, California and have operations in the United States, Canada, the United Kingdom, France, Japan and Sweden as well as an Asian investment. Our proprietary Catalyst division products are manufactured at our facility in Oxnard, California, while our Heavy Duty Diesel Systems division products are manufactured at our facilities in Reno, Nevada; Thornhill, Canada; Malmö, Sweden; and South Godstone, United Kingdom.

We are a leading global manufacturer and distributor of heavy duty diesel and light duty vehicle emissions control systems and products to major automakers and retrofitters. Our business is driven by increasingly stringent global emission standards for internal combustion engines, which are major sources of a variety of harmful pollutants.

Our Divisions

We operate in two primary divisions: our Heavy Duty Diesel Systems division and our Catalyst division. We have included all of the operations of CDTI in our Heavy Duty Diesel Systems division.

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Heavy Duty Diesel Systems: Our Heavy Duty Diesel Systems division specializes in the design and manufacture of verified exhaust emissions control solutions. This division offers a full range of products for the verified retrofit and original equipment manufacturer, or OEM, markets through its distribution/dealer network and direct sales. These Engine Control Systems (“ECS”) and Clean Diesel Technologies-brand products, such as Purifilter®, Purifier™, Platinum Plus® and ARIS®, along with our exhaust gas recirculation with selective catalytic reduction technologies, are used to reduce exhaust emissions created by on-road, off-road and stationary diesel and alternative fuel engines including propane and natural gas.

Sales of emission control systems by our Heavy Duty Diesel Systems division are being driven by increased regulation of diesel emissions, particularly in the State of California and Europe’s Low Emission Zones, or LEZs. The U.S. Environmental Protection Agency, or EPA, estimated in a 2010 report that more than 11 million diesel engines operating today do not meet its new clean diesel standards, yet the engines can operate for 20 to 30 years. In California, government mandates could lead to the long-term retrofitting of nearly one million diesel vehicles at an estimated cost of over $2 billion, according to a California Air Resources Board, or CARB, 2010 report. According to 2011 data received from Transport for London, we believe the London LEZ regulations will have resulted in the retrofitting of up to 20,000 heavy duty diesel vehicles during 2011 and through early 2012.

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Catalyst: Our Catalyst division produces catalyst formulations to reduce emissions from gasoline, diesel and natural gas combustion engines. Using our proprietary MPC® technology, we have developed a family of unique high-performance catalysts — with base-metals or low platinum group metal and zero-platinum group metal content — to provide increased catalytic function and value for technology-driven automotive industry customers. Our technical and manufacturing competence in the light duty vehicle market is aimed at meeting auto makers’ most stringent requirements, and we have supplied over ten million parts to light duty vehicle customers since 1996. Our Catalyst division also provides catalyst formulations for our Heavy Duty Diesel Systems division.

Globally, the catalyst market is estimated to exceed $7 billion by 2015, according to a report issued by Global Industry Analysts, Inc. in 2011. We expect growth in this business division to be driven by increased sales to existing customers, including Honda, and catalyst sales internally to our Heavy Duty Diesel Systems division.

With over 30 years experience in vehicle emissions control technologies, we believe we offer one of the industry’s most comprehensive portfolios of evaluated and EPA- and CARB-verified systems for use in engine retrofit programs, as well as by regulators in several European countries.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors described in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as the risks, uncertainties and additional information set forth in the other documents incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement. The risks and uncertainties described in the prospectus supplement and the documents we incorporate by reference into this prospectus are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we believe are not material at the time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our securities could decline, and you could lose all or part of your investment. See also the information contained under the heading “Cautionary Statement Regarding Forward-Looking Statements” immediately below.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Without limiting the foregoing, the words “may,” “believe,” “may,” “could,” “might,” “possible,” “potential,” “project,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” “approximate,” “contemplate” or “continue” “target,” “goal” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. All forward-looking statements included in this prospectus are based on information available to us up to, and including, the date of this document, and we assume no obligation to update any such forward-looking statements to reflect events or circumstances that arise after the date hereof. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain important factors, including those contained in or incorporated by reference into this prospectus. You should carefully review those factors and also carefully review the risks outlined in other documents that we file from time to time with the SEC.

USE OF PROCEEDS

We will retain broad discretion over the use of net proceeds to us from the sale of our securities offered hereby. Except as may be otherwise described in a prospectus supplement, we currently anticipate using any net proceeds to us for general corporate purposes, which may include working capital, general and administrative expenses, and capital expenditures. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our current business, although we have no present commitments or agreements for any such transactions. The amounts and timing of our actual expenditures for each purpose may vary significantly depending upon numerous factors, including the actual amount of proceeds we receive, competition and economic or other conditions.

We cannot guarantee that we will receive any proceeds in connection with any offering hereunder because we may choose not to issue any of the securities covered by this prospectus. If we choose to issue securities, we will provide a prospectus supplement that will contain information about how we intend to use the proceeds from each such offering.

Pending the application of such proceeds, we may invest the proceeds in short-term, interest bearing, investment-grade marketable securities or money market obligations.

DILUTION

If there is a material dilution of the purchasers’ equity interest from the sale of common equity securities offered under this prospectus, we will set forth in any prospectus supplement the following information regarding any such material dilution:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by the purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

RATIO OF EARNINGS TO FIXED CHARGES

Because we have no preferred stock issued (and have not had any issued during the last five fiscal years), a ratio of earnings to combined fixed charges and preferred dividends is not presented. If we issue preferred stock in the future, we will set forth in any prospectus supplement the ratio of earnings to combined fixed charges and preferred dividends for the last five fiscal years.

DESCRIPTION OF COMMON STOCK

The following description of our common stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of our common stock that we may offer under this prospectus. For the complete terms of our common stock, please refer to our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”) and Bylaws. The description herein does not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of our Certificate of Incorporation and Bylaws because they, and not the summary, define the rights of holders of shares of our common stock. You can obtain copies of our Certificate of Incorporation and Bylaws by following the directions under the heading “Where You Can Find More Information.” The terms of our common stock also may be affected by Delaware law.

Authorized and Outstanding Capital Stock

We are authorized to issue 12,000,000 shares of common stock, $0.01 par value per share. As of May 11, 2012, we had 7,218,807 shares of common stock outstanding. In addition, we had 934,914 shares of common stock reserved for issuance under outstanding warrants; 1,783,330 shares reserved for issuance to Lincoln Park Capital Fund, LLC under a purchase agreement; 369,853 shares reserved for issuance to Kanis S.A. upon conversion of our subordinated convertible notes; 176,676 shares reserved for issuance upon the exercise of outstanding stock options and an additional 58,892 shares reserved for issuance pertaining to outstanding restricted stock units under inducement awards; and 577,214 shares reserved for issuance upon the exercise of outstanding stock options and an additional 119,225 shares reserved for issuance pertaining to outstanding restricted stock units under our 1994 Incentive Plan. As of the date of this prospectus, we do not have any shares of preferred stock outstanding.

Voting Rights

For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in the holder’s name on our books. Our common stock does not have cumulative voting rights. The holders of a plurality of the shares of our common stock entitled to vote in any election of directors, voting together as a single class, can elect all of the directors standing for election, if they so choose.

Dividends

Subject to limitations under Delaware law and preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by our Board of Directors out of legally available funds. We have never paid any cash dividends on our Common Stock and do not anticipate paying dividends in the near future.

Liquidation

Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities of our company, subject to the prior rights of any preferred stock then outstanding.

Fully Paid and Nonassessable

All shares of our outstanding common stock are fully paid and nonassessable and any additional shares of common stock that we issue will be fully paid and nonassessable.

Anti-Takeover Effects of Certain Charter and Bylaw Provisions and Delaware Law

Our Certificate of Incorporation and Bylaws and Delaware law contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

The provisions of our Certificate of Incorporation and Bylaws and Delaware law summarized below may have the effect of deterring hostile takeovers or delaying changes in control or management of us. They are designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Charter and Bylaw Provisions

Our Certificate of Incorporation and Bylaws contain provisions relating to corporate governance and to the rights of stockholders. Our Bylaws provide that special meetings of stockholders may only be called by our Board of Directors, our Chairman of the Board or our Chief Executive Officer and shall be called by our Chairman, Chief Executive Officer or Secretary at the request in writing of stockholders owning at least one-fourth of the outstanding shares of capital stock entitled to vote. In addition, our Certificate of Incorporation provides that our Board of Directors may authorize the issuance of preferred stock without further stockholder approval and upon those terms and conditions, and having those rights, privileges and preferences, as our Board of Directors may determine.

Since the terms of our Certificate of Incorporation and Bylaws may differ from the general information we are providing, you should only rely on the actual provisions of our Certificate of Incorporation and Bylaws. If you would like to read our Certificate of Incorporation and Bylaws, they are available as described under the heading “Where You Can Find More Information.”

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. (“DGCL”). In general, this section prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:

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before the date on which the stockholder became an interested stockholder, the corporation’s Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder;

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the stockholder acquires more than 85% of the outstanding voting stock of the corporation, excluding shares held by directors who are officers or held in certain employee stock plans, upon consummation of the transaction in which the stockholder becomes an interested stockholder; or

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the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation that is not held by the interested stockholder, at a meeting of the stockholders held on or after the date of the business combination.

Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

•	in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

An interested stockholder is a person who, together with affiliates and associates, owns, or at any time within the prior three years did own, 15% or more of the corporation’s voting stock. Business combinations include, without limitation, mergers, consolidations, stock sales, asset sales or other transactions resulting in a financial benefit to interested stockholders.

Other Rights and Restrictions

Holders of our common stock do not have preemptive or subscription rights, and they have no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock which we may designate in the future. Our Certificate of Incorporation and Bylaws do not restrict the ability of a holder of common stock to transfer the holder’s shares of common stock.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “CDTI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF PREFERRED STOCK

The following description of our preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of our preferred stock that we may offer under this prospectus. For the complete terms of our preferred stock, please refer to our Certificate of Incorporation and Bylaws, and the applicable certificate of designation to our Certificate of Incorporation (“Certificate of Designation”) establishing the terms of the related series of preferred stock. See “Where You Can Find More Information.” The descriptions herein and in the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of our Certificate of Incorporation, the applicable Certificate of Designation and our Bylaws because they, and not the summaries, define your rights as holders of shares of our preferred stock. The terms of our preferred stock also may be affected by Delaware law.

Authorized and Outstanding Shares

We currently have authorized 100,000 shares of preferred stock, $0.01 par value per share, none of which have been issued. The Board of Directors has the right, without shareholder approval, to issue preferred stock and to establish its terms and conditions.

Designations, Powers, Preferences, Rights, Qualifications, Limitations and Restrictions

Prior to issuance of shares of each series of our undesignated preferred stock, our Board of Directors is required by the DGCL and our Certificate of Incorporation to adopt resolutions and file a Certificate of Designations with the Secretary of State of the State of Delaware, fixing for each such series the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series.

Our Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then-market price of such shares.

Subject to limitations prescribed by the DGCL, our Certificate of Incorporation and our Bylaws, our Board of Directors is authorized to fix the number of shares constituting each series of preferred stock and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors. Each series of preferred stock that we offer under this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

The applicable prospectus supplement will describe the following terms of the series of preferred stock in respect of which this prospectus is being delivered:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the purchase price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for dividends;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provisions for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange or market;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or its manner of calculation) and conversion period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

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any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions on the preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering, and any supplemental agreements, before the issuance of the related series of warrants. The following summaries of material terms and provisions of the warrant agreements and warrant certificate are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus and the complete warrant agreements and warrant certificates that contain the terms of the warrants. For more information, please review the forms of these documents, which will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information.”

The following is a summary of our outstanding warrants as of May 11, 2012:

	Shares	Weighted Average Exercise Price	Range of Exercise Prices
Outstanding at December 31, 2011	929,914	$15.13	$2.80 - $169.47
Warrants issued	5,000	$3.80	$3.80

Outstanding at May 11, 2012	934,914	$15.07	$2.80 - $169.47

Warrants exercisable at May 11, 2012	904,914	$15.26	$2.80 - $169.47

Aggregate intrinsic value	$—

General

We may issue warrants for the purchase of common stock or preferred stock in one or more series. We may issue warrants independently or together with common stock or preferred stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into a warrant agreement with a warrant agent. If we elect to do so, the warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to a particular series of warrants if we elect to use a warrant agent.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•

the currency or currencies (including composite currencies), and/or the securities (if any), in which the exercise price of the warrants may be payable; and, if the exercise price is payable in whole or in part with securities, the basis for determining the amount or number of such securities to be provided as such payment;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	if applicable, material U.S. federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 p.m., Pacific Standard Time, on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of warrants may exercise their respective warrants in the manner set forth in the applicable prospectus supplement relating to such warrants. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus and any related unit agreements and unit certificates. While the terms summarized below will apply generally to any units that we may offer, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any units offered under that prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, any form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of such unit agreements and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus and the complete unit agreement and any supplemental agreements that contain the terms of the units. For more information, please review the forms of these documents, which will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information.”

General

We may issue, in one or more series, units comprised of shares of our common stock or preferred stock and warrants to purchase common stock or preferred stock or any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We may evidence units by unit certificates that we issue under a separate agreement. We may issue the units under a unit agreement between us and one or more unit agents. If we elect to enter into a unit agreement with a unit agent, the unit agent will act solely as our agent in connection with the units and will not assume any obligation or relationship of agency or trust for or with any registered holders of units or beneficial owners of units. We will indicate the name and address and other information regarding the unit agent in the applicable prospectus supplement relating to a particular series of units if we elect to use a unit agent.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•

any provisions of the governing unit agreement that differ from those described below; and any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The other provisions regarding our common stock, preferred stock and warrants as described in this section will apply to each unit to the extent such unit consists of shares of our common stock and preferred stock and warrants to purchase our common stock.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in one or more of the following ways from time to time:

•	to or through underwriters or dealers; or

•	directly to purchasers, including our affiliates, or to a single purchaser;

•	through one or more agents;

•

through a block trade in which the broker or dealer engaged to handle the block will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities being offered by this prospectus as a dividend or distribution.

We may effect the distribution of the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

We will set forth in a prospectus supplement the terms of the offering of our securities, including:

•	the type and amount of securities we are offering;

•	the purchase price of our securities being offered and the net proceeds we will receive from the sale;

•	the method of distribution of the securities we are offering;

•	the name or names of any agents, underwriters or dealers;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts and commissions or agency fees and commissions and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or re-allowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Sale through Underwriters and Dealers

If we use an underwriter or underwriters in the sale of securities offered by this prospectus, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales.

Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

If we use an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the applicable prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission, agency fees, or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

Sale Through Dealers

If we use dealers in the sale of the securities offered by this prospectus, we or an underwriter will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices to be determined by the dealers at the time of resale. The applicable prospectus supplement will set forth the names of the dealers and the terms of the transactions.

Direct Sales

We may directly solicit offers to purchase the securities offered by this prospectus. In this case, no underwriters or agents would be involved. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Sale Through Agents

Securities also may be offered and sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment. Any agent may be deemed to be an underwriter within the meaning of the Securities Act with respect to any sale of those securities.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Our common stock is listed on the NASDAQ Capital Market. Any common stock sold pursuant to a prospectus supplement will be eligible for listing and trading on the NASDAQ Capital Market, subject to official notice of issuance. Unless the applicable prospectus supplement states otherwise, each other class or series of securities issued will be a new issue and will have no established trading market. We may elect to list any other class or series of securities on an exchange, but we are not currently obligated to do so.

Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market. Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

Derivative Transactions and Hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others.

The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic Auctions

We also may make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against specified liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments they may be required to make in respect to such liabilities. The applicable prospectus supplement will describe the terms and conditions of indemnification or contribution. Some of our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business. We will describe in the prospectus supplement the nature of any such relationship and the name of the parties involved. Any lockup arrangements will be set forth in the applicable prospectus supplement.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, certain legal matters with respect to the validity of the securities offered under this prospectus and any prospectus supplement will be passed upon for us by DLA Piper LLP (US), Phoenix, Arizona. Counsel for any underwriter or agent will be noted in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Clean Diesel Technologies, Inc. as of December 31, 2011 and 2010, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the securities covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not include all of the information contained in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

Investor Relations Manager

Clean Diesel Technologies, Inc.

4567 Telephone Road, Suite 100

Ventura, CA 93003

(805) 639-9460

Internet Website: www.cdti.com

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information contained in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will update and supersede this information.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about us:

•	our Quarterly Report on Form 10-Q for the quarter ending March 31, 2012, which was filed on May 10, 2012;

•

our Annual Report on Form 10-K for the year ended December 31, 2011 (including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement for our 2012 annual meeting of stockholders, which was filed on April 23, 2012 and amended on April 23, 2012) filed on March 29, 2012;

•	our Current Reports on Form 8-K filed on February 17, 2012, February 28, 2012, March 14, 2012 and May 7, 2012; and

•

the description of our Common Stock, $0.01 par value per share, contained in our Registration Statement on Form 8-A filed on September 27, 2007, including any amendments or reports filed for the purpose of updating such description.

All filings that we may file pursuant to the Exchange Act subsequent to the date hereof and prior to effectiveness of this registration statement shall be deemed to be incorporated in this registration statement and to be a part hereof from the date of filing of such documents or reports. In addition, we incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC. These documents are available to you without charge. See “Where You Can Find More Information.”

For purposes of this prospectus, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

CLEAN DIESEL TECHNOLOGIES, INC.

1,600,000 Shares of Common Stock

Warrants to Purchase up to 800,000 Shares of Common Stock

PROSPECTUS SUPPLEMENT

Roth Capital Partners

June 28, 2013